Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	don.washington@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Announces Election of New Director

CHARLOTTE, N.C., February 10, 2014 -- EnPro Industries (NYSE: NPO) announced today that Felix M. Brueck has been elected to the company’s Board of Directors. Mr. Brueck is a Director Emeritus of McKinsey & Company, Inc., a global consulting firm, following his retirement in 2012 as a Director of McKinsey. During his almost 30-year career with McKinsey, Mr. Brueck specialized in counseling clients in operational and organizational transformations of entire companies, major functions or business units in technologically complex industries. He was based in offices in Munich, Tokyo and Cleveland.  While at McKinsey, Mr. Brueck led the Firm’s Manufacturing Practice in the Americas and its Organizational Effectiveness Practice in the Americas.  He was a founder of McKinsey’s Performance Transformation Practice. Prior to joining McKinsey, Mr. Brueck worked as an engineer for Robert Bosch GmbH. Mr. Brueck received a Dipl. Ing. (the equivalent of a Master’s Degree in Mechanical Engineering) from RWTH Aachen University in Germany and a Master’s Degree in International Management from Thunderbird School of Global Management.

“We welcome Felix to the EnPro board and look forward to his contributions,” said Gordon Harnett, chairman. “We are confident that our company and its shareholders will be served well by his experiences, expertise and insights into operational and organizational strategies and structures across a broad range of industries. He also provides expertise and experience in developing leadership and optimizing productivity.”

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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